Exhibit 10.2

Written description of the loan agreement with Irina Petrzhikovskaya

Loan Agreement Between:

Irina Petrzhikovskaya and Alphala Corp.

Terms of the Loan Agreement:

1. Ms. Petrzhikovskaya may provide Loans to Alphala Corp. from time to time to help pay for company expenses.

2. The Loans are non-interest bearing and payable to Ms. Petrzhikovskaya upon demand.

3. Ms. Petrzhikovskaya does not have any obligation to provide Loans to Alphala Corp. and may do so only if she wishes.